Exhibit 10.1

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (“Support Agreement”) is dated as of February 27, 2026, by and among Roman DBDR Acquisition Corp. II, a Cayman Islands exempted company (“Roman”), ThomasLloyd Climate Solutions B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), with its corporate seat in Amsterdam, the Netherlands, its place of business at Zuidplein 36, 1077 XV Amsterdam and registered with the Dutch Trade Register under number 92773397 (the “Company”), and Roman DBDR Acquisition Sponsor II LLC (the “Sponsor”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below). TL Topco PLC, a public limited company incorporated under the laws of England and Wales (“PubCo”) shall become a party to this Support Agreement once it has executed a signature page to the Support Agreement.

The phrases of “on the date hereof,” “as of the date hereof” or “as of the date of this Agreement” and words of similar import refer to the Effective Date when used with respect to the PubCo.

RECITALS

WHEREAS, as of the date hereof, the Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such securities as set forth opposite the Sponsor’s name on Schedule I attached hereto (collectively, the “Subject Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Support Agreement, Roman, the Company, and the shareholders of the Company named therein, have entered into that certain Business Combination Agreement (as amended, supplemented or modified from time to time, the “Business Combination Agreement”), dated as of the date hereof;

WHEREAS, each of PubCo and ThomasLloyd Climate Solutions Merger Sub, a Cayman Islands exempted company and wholly owned Subsidiary of PubCo (“Merger Sub”), will be incorporated or formed, as applicable, for the purposes of consummating the transactions contemplated under the Business Combination Agreement;

WHEREAS, after the date of this Support Agreement and the Business Combination Agreement, and prior to the Closing Date, PubCo and Merger Sub will execute a signature page to the Support Agreement (the date on which such signature page is executed is referred to herein as the “Effective Date”);

WHEREAS, Roman, the Sponsor and the other individuals listed thereto are party to that certain letter agreement, dated as of December 12, 2024 (whether as original parties thereto or through joinders) (the “Insider Letter”); and

WHEREAS, as an inducement to Roman and the Company to enter into the Business Combination Agreement and to consummate the Transactions as contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
SUPPORT AGREEMENT; COVENANTS

Section 1.1             Binding Effects of the Business Combination Agreement; Acknowledgement of Consultation with Advisors. The Sponsor hereby acknowledges that it has read the Business Combination Agreement and this Support Agreement and has had the opportunity to discuss their content with its tax and legal advisors to understand their tax and legal implications. The Sponsor shall be bound by, be subject to and comply with Sections 7.2 (Exclusivity), 7.8 (Confidentiality), and 12.4 (Publicity) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if the Sponsor was an original signatory to the Business Combination Agreement with respect to such provisions.

Section 1.2             Certain Transfer Restrictions.

(a)            During the period commencing on the date hereof and ending on the Expiration Time (as defined below), the Sponsor (and any other Person to which any Subject Shares are validly transferred pursuant to the terms hereof) shall not (except, in each case, pursuant to the Transactions), without the prior written consent of the Company, directly or indirectly: (i) sell, offer to sell, exchange, contract or agree to sell or exchange, gift, hypothecate, place a lien on, pledge, encumber, lend, assign, convert, grant any option to purchase or otherwise dispose of or agree to dispose of; (ii) establish or increase a put equivalent position or liquidate with respect to or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC thereunder with respect to any Subject Shares; (iii) file (or participate in the filing of), confidentially submit or cause to become effective a registration statement with the SEC (other than the Registration Statement and the Proxy Statement/Prospectus), (iv) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the undersigned or someone other than the undersigned), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any Subject Shares, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Subject Shares or other securities, in cash or otherwise; (v) deposit any of the Subject Shares in a voting trust, enter into a voting agreement or subject any of the Subject Shares to any arrangement with respect to the voting of such Subject Shares, or (vi) publicly announce any intention to effect any transaction specified in clauses (i), (ii), (iii), (iv), (v) or (vi) of this Section 1.2(a) (any transaction specified in clauses (i), (ii), (iii), (iv), (v) or (vi) of this Section 1.2(a), a “Transfer”).

(b)            The restrictions of Section 1.2(a), however, shall not apply to any Permitted Transfer. For purposes hereof, a “Permitted Transfer” shall mean any Transfer: (i) as a bona fide gift or gifts or charitable contribution, or for bona fide estate planning purposes; (ii) in the case of an individual, (A) to a partnership, limited liability company or other entity of which the shareholder is the legal and beneficial owner of all of the outstanding equity securities or similar interests, (B) by bona fide gift to a member of the shareholder’s immediate family or to a trust, the beneficiary of which is the shareholder or a member of the shareholder’s immediate family, or an Affiliate of such Person, (C) by virtue of will, intestate succession or the laws of descent and distribution upon death of the shareholder or (D) by operation of law, including bankruptcy laws, or pursuant to a court order, including a qualified domestic relations order, divorce decree, divorce settlement or separation agreement; (iii) in the case of an entity, (A) to another entity that is an Affiliate of the shareholder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the shareholder or Affiliates of the shareholder, or (B) as part of a distribution to members, partners, shareholders or equity holders of the shareholder; (iv) in the case of an entity, Transfers by virtue of applicable laws, including bankruptcy laws, or laws of the state or jurisdiction of the shareholder’s organization or the shareholder’s organizational documents upon dissolution of the shareholder; (v) in the case of a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; provided, however, that, prior to and as a condition to the effectiveness of any of Permitted Transfer provided in clauses (i) through (iv) of this Section 1.2(b), the transferee or transferees in such Permitted Transfer (each, a “Permitted Transferee”) shall have executed and delivered to Roman and the Company a joinder or counterpart of this Support Agreement pursuant to which such Permitted Transferee shall be bound by all of the obligations under this Support Agreement that applied to the Sponsor prior to such Permitted Transfer with respect to such Subject Shares and to be bound by the transfer restrictions set forth in this Support Agreement (to the extent applicable); provided, further, that, no Permitted Transfer under this Section 1.2 shall relieve the Sponsor or Permitted Transferee of its obligations under this Support Agreement. Roman shall not register any sale, assignment or other Transfer of any Subject Shares on Roman’s stock ledger (book entry or otherwise) that is not in compliance with this Section 1.2.

(c)            Any Transfer in violation of this Section 1.2 shall be null and void.

Section 1.3             New Shares. In the event that (a) any Roman Ordinary Shares, or other equity securities of Roman are issued to the Sponsor or any of its controlled Affiliates after the date of this Support Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of, on or affecting the Roman Ordinary Shares owned by the Sponsor or any of its controlled Affiliates or otherwise; (b) the Sponsor or any of its controlled Affiliates purchases or otherwise acquires beneficial ownership of any Roman Ordinary Shares or other equity securities of Roman after the date of this Support Agreement; or (c) the Sponsor or any of its controlled Affiliates acquires the right to vote or share in the voting of any Roman Ordinary Shares or other equity securities of Roman after the date of this Support Agreement (such Roman Ordinary Shares or other equity securities of Roman, collectively, the “New Securities”), then such New Securities acquired or purchased by the Sponsor or any of its controlled Affiliates shall be subject to the terms of this Support Agreement to the same extent as if they constituted the Subject Shares as of the date hereof.

Section 1.4             Closing Date Deliverables. On or prior to the Closing, (a) the Sponsor shall deliver to Roman and the Company (i) a duly executed copy of the Registration Rights Agreement and (ii) a duly executed copy of the Lock-Up Agreement; and (b) Roman shall deliver to the Sponsor a duly executed copy of the Registration Rights Agreement.

Section 1.5             Support Agreements; Non-Redemption Commitment.

(a)            Prior to the Expiration Time (as defined below), at any meeting of the shareholders of Roman, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Roman is sought, the Sponsor shall, solely in its capacity as a record owner of Roman Ordinary Shares, (i) appear at each such meeting or otherwise cause all of its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of the Sponsor’s Subject Shares:

(i)            in favor of each Roman Proposal, including, without limitation, any other consent, waiver or approval that is required under Roman’s organizational documents or under any agreements between Roman and its shareholders, or otherwise sought by Roman with respect to the Business Combination Agreement and any other matters necessary or reasonably requested by Roman for consummation of the Merger, Share Exchange, or the other Transactions or any other transactions contemplated in the Roman Proposals;

(ii)           against any Alternative Proposal or Alternative Transaction or any proposal relating to an Alternative Proposal or Alternative Transaction (other than the Roman Proposals and the transactions contemplated thereby);

(iii)          against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Roman (other than as contemplated by the Business Combination Agreement, the Ancillary Agreements, the Merger, the Share Exchange, and the other transactions contemplated thereby, including without limitation the Transactions);

(iv)          against any change in the business, management or Board of Directors of Roman (other than in connection with the Roman Proposals and the transactions contemplated thereby or pursuant to the Business Combination Agreement, including without limitation the Transactions);

(v)           against any proposal, action or agreement that would or would reasonably be expected to, in any material respect, (1) impede, hinder, interfere with, delay, postpone, frustrate, prevent or nullify any provision of this Support Agreement, the Business Combination Agreement, the Ancillary Agreements, the Merger, Share Exchange, or any of the other transactions contemplated thereby (including without limitation the Transactions), (2) result in a breach of any covenant, representation, warranty or any other obligation or agreement of Roman, PubCo, Merger Sub or the Sponsor under the Business Combination Agreement or this Support Agreement, as applicable, (3) result in any of the conditions set forth in Article X (Conditions to Closing) of the Business Combination Agreement not being fulfilled or (4) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of Roman; and

(iv)          in favor of any proposal sought by Roman to amend the Roman Articles to extend the date by which Roman must consummate its initial Business Combination (as defined in the Roman Articles).

(b)            The Sponsor hereby further agrees not to exercise any right to redeem any Subject Shares for a pro rata portion of the Trust Account. For the benefit of the Company, Sponsor and the other individuals party to the Insider Letter listed thereto shall fully comply with and fully perform all of its and their obligations, covenants, and agreements set forth in the Insider Letter, a copy of which is attached hereto as Schedule II.

(c)            During the period commencing on the date hereof and ending at the Expiration Time (as defined below), without the prior written consent of the Company, the Sponsor shall not modify or amend any Contract between Roman and the Sponsor, except as required or permitted by the Business Combination Agreement.

(d)            The Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing. Notwithstanding the foregoing, the obligations of the Sponsor specified in this Section 1.5 shall apply whether or not any of Roman Proposals or any action described above is recommended by the Board of Directors of Roman or the Board of Directors of Roman has previously recommended any of the Roman Proposals but changed such recommendation.

Section 1.6             No Challenges. The Sponsor agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Roman, PubCo, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Support Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into this Support Agreement, the Business Combination Agreement or the Transactions. Notwithstanding anything herein to the contrary, nothing in this Support Agreement shall be deemed to limit or restrict the ability of the Sponsor to enforce its rights under the Business Combination Agreement, this Support Agreement or any other Ancillary Agreement to which such Person is a party or has third-party beneficiary rights with respect to or seek any other remedies with respect to any breach of the Business Combination Agreement, this Support Agreement or such other Ancillary Agreement by any other party hereto or thereto, including by commencing any Action in connection therewith.

Section 1.7             Further Assurances The Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to effect the actions set forth herein and to consummate the transactions contemplated hereby on the terms and subject to the conditions set forth herein and the Transactions on the terms and subject to the conditions set forth in the Business Combination Agreement.

Section 1.8             No Inconsistent Agreement. The Sponsor hereby represents and covenants that the Sponsor has not entered into, and shall not enter into, any Contract or agreement that would, and will not modify or amend any Contract or agreement in a manner that would, in any respect restrict, limit or interfere with the performance of the Sponsor’s obligations hereunder.

Section 1.9             No Further Amendment of Insider Letter. Neither the Sponsor, Roman, nor the other individuals listed thereto shall amend, terminate or otherwise modify the Insider Letter without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 1.10           Appraisal Rights. The Sponsor hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the Transactions that it may have under applicable Law with respect to the Subject Shares held by the Sponsor.

Section 1.11           Waiver of Anti-Dilution Provision. Subject to and contingent upon the consummation of the Transactions, the Sponsor hereby waives (for itself and for its permitted successors, heirs and assigns), to the fullest extent permitted by applicable Law and the Roman Articles, the provisions of Article 17 of the Roman Articles to have the Roman Class B Shares convert to Roman Class A Shares at a ratio of greater than one-for-one. The waiver specified in this Section 1.11 shall be applicable only in connection with the Transactions contemplated by the Business Combination Agreement and this Support Agreement and shall be automatically void and of no force and effect if the Business Combination Agreement shall be terminated for any reason.

Section 1.12           Conversion of Roman Class B Shares. The Sponsor irrevocably and unconditionally agrees to elect to convert each Roman Class B Share held by the Sponsor into one Roman Class A Share pursuant to the Roman Articles and Section 1.11 hereof. The conversion specified in this Section 1.12 shall be applicable only in connection with the Transactions and the transactions contemplated by this Support Agreement and shall be automatically void and of no force and effect if the Business Combination Agreement shall be terminated for any reason.

Section 1.13           Trust Account Waiver. Reference is made to the final prospectus of Roman, dated December 12, 2024 (the “IPO Prospectus”). The Sponsor has read the IPO Prospectus and understands that Roman has established the Trust Account for the benefit of the public shareholders of Roman and the underwriters of the IPO pursuant to the Trust Agreement and that Roman may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. As a material inducement to Roman and the Company to enter into the Business Combination Agreement, the Sponsor, severally and not jointly, for itself and on behalf of its Affiliates and its and their Representatives, hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, contracts or agreements with Roman regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, this Support Agreement, and (c) agrees that it will not seek recourse against the Trust Account for any reason.

Article II
REPRESENTATIONS AND WARRANTIES

Section 2.1             Representations and Warranties of the Sponsor . The Sponsor represents and warrants as of the date hereof to Roman and the Company as follows:

(a)            Organization; Due Authorization. It is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Support Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of the Sponsor. This Support Agreement has been duly executed and delivered by the Sponsor and, assuming due authorization, execution and delivery by the other parties to this Support Agreement, this Support Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Support Agreement is being executed in a representative or fiduciary capacity, the Person signing this Support Agreement has full power and authority to enter into this Support Agreement on behalf of the Sponsor.

(b)            Ownership. The Sponsor is the record and beneficial owner of, and has good title to all of the Sponsor’s Subject Shares listed across from the Sponsor’s name on Schedule I hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Support Agreement, (ii) the Roman Articles, (iii) the Insider Letter, or (iv) any applicable securities Laws. The Sponsor’s Subject Shares are the only equity securities in Roman owned of record or beneficially by the Sponsor on the date of this Support Agreement, and none of the Sponsor’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder and under the Insider Letter. Other than as set forth on Schedule I hereto, the Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Roman or any equity securities convertible into, or which can be exchanged for, equity securities of Roman.

(c)            No Conflicts. The execution and delivery of this Support Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, (i) if the Sponsor is not an individual, conflict with or result in a violation of the organizational documents of the Sponsor or (ii) require any consent, waiver, filing, notification, registration or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Sponsor or the Sponsor’s Subject Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of the Sponsor’s obligations under this Support Agreement.

(d)            Litigation. There are no Actions pending against the Sponsor, or to the knowledge of the Sponsor threatened against the Sponsor, before (or, in the case of threatened Actions, that would be before) any Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of the Sponsor’s obligations under this Support Agreement.

(e)            Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Sponsor, for which Roman, Merger Sub, the PubCo or the Company or any of their Affiliates may become liable.

(f)            Affiliate Arrangements. Except as set forth on Schedule III attached hereto, neither the Sponsor nor any of its Affiliates nor, to the knowledge of the Sponsor, any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater, is party to, or has any rights with respect to or arising from, any Contract with Roman or its Subsidiaries.

(g)           Acknowledgment. The Sponsor understands and acknowledges that (i) each of Roman, the Merger Sub, the PubCo, the Company, and the Sellers are entering into the Business Combination Agreement in reliance upon the Sponsor’s execution and delivery of this Support Agreement and (ii) immediate and irreparable harm or damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that Roman and the Company shall be entitled to equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches or restraining any violation or threatened violation of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Roman and the Company are entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that Roman and the Company shall be entitled to specifically enforce the Sponsor’s obligations hereunder, in each case, on the terms and subject to the conditions set forth herein. The Sponsor further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 2.1(g) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

Article III
MISCELLANEOUS

Section 3.1             Termination. This Support Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Merger Effective Time, (b) such date and time as the Business Combination Agreement shall be validly terminated in accordance with Article XI (Termination) thereof; (c) the liquidation of Roman; and (d) the effective date of a written agreement of each of the terminating Sponsor, Roman, the Company, and the PubCo with respect to terminating the rights and obligations under this Agreement of the Sponsor; and (e) the written agreement of the Sponsor, Roman, and the Company to terminate this Support Agreement in its entirety (the earliest of (a), (b), (c), (d), and (e) of this Section 3.1, the “Expiration Time”). Upon any termination of this Support Agreement (in whole or with respect to the Sponsor), all obligations of the terminating Sponsor (or, if applicable, all parties) under this Support Agreement shall terminate, without any liability or other obligation on the part of the terminating Sponsor (or all parties, if applicable) to any Person in respect hereof or the transactions contemplated hereby. No party shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort, or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Support Agreement (in whole or in part) shall not relieve any party hereto from liability arising in respect of any breach of this Support Agreement prior to such termination. This Article III shall survive the termination of this Support Agreement.

Section 3.2             Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 5:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax, on the date that transmission is confirmed electronically, if by 5:00 PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; (c) if by email, on the date of transmission; or (d) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

If to Roman:

Roman DBDR Acquisition Corp. II
9858 Clint Moore Road, Suite 205
Boca Raton, FL 33496
Attn: [***]
E-mail: [***]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue

Boston, MA 02210

Attention: Gregg Katz, Esq.
Jocelyn Arel, Esq.
Jeffrey Letalien, Esq.

Justin Anslow, Esq.
E-mail: [***]

If to the Company:

ThomasLloyd Climate Solutions, B.V.

Zuidplein 36, 1077 XV

Amsterdam

The Netherlands

Attn: [***]

E-mail: [***]

with a copy (which shall not constitute notice) to:

ThomasLloyd Climate Solutions, B.V.

Stockerstrasse 38

8002 Zurich

Switzerland

with a copy (which shall not constitute notice) to:

Reed Smith LLP,

599 Lexington Avenue

New York, NY 10022

Attention: Yuta Delarck, Esq.

Jocelyne E. Kelly

E-mail: [***]

If to the Sponsor:

to the address set forth on the signature page hereto.

with a copy to (which will not constitute notice):

Goodwin Procter LLP
100 Northern Avenue

Boston, MA 02210

Attention: Gregg Katz, Esq.
Jocelyn Arel, Esq.
Jeffrey Letalien, Esq.
Justin Anslow, Esq.

E-mail: [***]

Section 3.3             Entire Agreement. This Support Agreement, together with the agreements referenced herein, sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Support Agreement or any of the agreements referenced herein may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any of the agreements referenced herein, there is no condition precedent to the effectiveness of any provision hereof or thereof.

Section 3.4             Capacity as shareholder. Notwithstanding anything herein to the contrary, the Sponsor signs this Support Agreement solely in such Person’s capacity as a record owner of, or owner of interests representing the economic benefits of Roman Class B Shares and not in any other capacity and this Support Agreement shall not limit, prevent or otherwise affect the actions of the Sponsor or any Affiliate, employee or designee of the Sponsor, or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of Roman, either Merger Sub or any other Person, including in the exercise of his or her fiduciary duties as a director or officer of Roman.

Section 3.5             Headings. The headings contained in this Support Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Support Agreement.

Section 3.6             Miscellaneous. Sections 12.2 (Amendments; No Waivers; Remedies), 12.3 (Arm’s Length Bargaining; No Presumption Against Drafter), 12.4 (Publicity), 12.6 (No Assignment or Delegation), 12.7 (Governing Law), 12.8 (Waiver of Jury Trial), 12.9 (Submission to Jurisdiction), 12.10 (Counterparts; Facsimile Signatures); 12.12 (Severability); 12.13 (Further Assurances) and 12.16 (Non-Recourse) of the Business Combination Agreement are each hereby incorporated by reference into this Agreement as set forth herein (including any relevant definitions contained in any such sections), mutatis mutandis.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsor, Roman and the Company have each caused this Support Agreement to be duly executed as of the date first written above.

SPONSOR:

ROMAN DBDR ACQUISITION SPONSOR II LLC

By:	/s/ Donald G. Bastile
Name:	Donald G. Bastile
Title:	Managing Member
Address:	3300 S. Dixie Highway, Suite 179 West Palm Beach, FL 33405

[Signature Page to Sponsor Support Agreement]

ROMAN:

ROMAN DBDR ACQUISITION CORP. II,

a Cayman Islands Exempted Company

By:	/s/ Dixon Doll, Jr.
Name:	Dixon Doll, Jr.
Title:	Chief Executive Officer
Address:	3300 S. Dixie Highway, Suite 179 West Palm Beach, FL 33405

[Signature Page to Sponsor Support Agreement]

COMPANY:

THOMASLLOYD CLIMATE SOLUTIONS B.V.

By:	/s/ Michael Sieg
Name:	Michael Sieg
Title:	Chief Executive Officer
Address:	Zuidplein 36, 1077 XV Amsterdam The Netherlands

[Signature Page to Sponsor Support Agreement]